PUTNAM FUNDS TRUST

MANAGEMENT CONTRACT

Management Contract dated as of June 7, 1996, as revised October 3, 1996, December 6, 1996, November 6, 1997, December 8, 1997, January 8, 1998, March 5, 1998, May 8, 2000, June 5, 2000, July 24, 2000, November
6, 2000 and December 11, 2000, between PUTNAM FUNDS TRUST, a
Massachusetts business trust (the "Fund"), and PUTNAM INVESTMENT
MANAGEMENT, LLC, a Massachusetts corporation (the "Manager").


WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1. SERVICES TO BE RENDERED BY MANAGER TO FUND.

(a) The Manager, at its expense, will furnish continuously an investment program for each series of the Fund, will determine what investments shall be purchased, held, sold or exchanged by each series of the Fund and what portion, if any, of the assets of each series of the Fund shall be held uninvested and shall, on behalf of each series of the Fund, make changes in such series' investments. Subject always to the control of the Trustees of the Fund and except for the functions carried out by the officers and personnel referred to in Section 1(d), the Manager will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto.In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund and the stated investment objectives, policies and restrictions of each series of the Fund, and will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

(b) The Manager, at its expense, except as such expense is paid by the Fund as provided in Section 1(d), will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space for the Fund; and (3) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of the Fund, including determination of the net asset value of each series of the Fund, but excluding shareholder accounting services. Except as otherwise provided in
Section 1(d), the Manager will pay the compensation, if any, of the officers of the Fund.

(c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Manager agrees that in connection with purchases or sales of portfolio investments for the Fund's account, neither the Manager nor any officer, director, employee or agent of the Manager shall act as a principal or receive any commission other than as provided in Section 3.

(d) The Fund will pay or reimburse the Manager for the compensation in whole or in part of such officers of the Fund and persons assisting them as may be determined from time to time by the Trustees of the Fund. The Fund will also pay or reimburse the Manager for all or part of the cost of suitable office space, utilities, support services and equipment attributable to such officers and persons, as may be determined in each case by the Trustees of the Fund. The Fund will pay the fees, if any, of the Trustees of the Fund.

(e) The Manager shall pay all expenses incurred in connection with the organization of the Fund and the initial public offering and sale of its shares of beneficial interest, provided that upon the issuance and sale of such shares to the public pursuant to the offering, and only in such event, the Fund shall become liable for, and to the extent requested reimburse the Manager for, registration fees payable to the Securities and Exchange Commission and for an additional amount not exceeding $125,000 as its agreed share of such expenses.

(f) The Manager shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2. OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3. COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

The Fund will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a), (b), (c) and (e) of
Section 1, a fee, computed and paid quarterly at the following annual rates for each series of the Fund (except for Putnam Equity Fund 2000, Putnam Financial Services Fund, Putnam International Core Fund, Putnam International Fund 2000, Putnam Mid Cap Fund 2000 and Putnam Technology Fund, which shall be computed and paid monthly):

Putnam International Growth and Income Fund

(a) 0.80% of the first $500 million of the average net asset value of each series;
(b) 0.70% of the next $500 million of such average net asset value;
(c) 0.65% of the next $500 million of such average net asset value;
(d) 0.60% of the next $5 billion of such average net asset value;
(e) 0.575% of the next $5 billion of such average net asset value;
(f) 0.555% of the next $5 billion of such average net asset value;
(g) 0.54% of the next $5 billion of such average net asset value; and
(h) 0.53% of any excess thereafter.

Putnam Mid Cap Fund 2000

(a) 0.80% of the first $500 million of the average net asset value of each series;
(b) 0.70% of the next $500 million of such average net asset value;
(c) 0.65% of the next $500 million of such average net asset value;
(d) 0.60% of the next $5 billion of such average net asset value;
(e) 0.575% of the next $5 billion of such average net asset value;
(f) 0.555% of the next $5 billion of such average net asset value;
(g) 0.54% of the next $5 billion of such average net asset value;
(h) 0.53% of the next $5 billion of such average net asset value;
(i) 0.52% of the next $5 billion of such average net asset value;
(j) 0.51% of the next $5 billion of such average net asset value;
(k) 0.50% of the next $5 billion of such average net asset value;
(l) 0.49% of the next $5 billion of such average net asset value;
(m) 0.48% of the next $8.5 billion of such average net asset value; and
(n) 0.47% of any excess thereafter.

Putnam Asia Pacific Fund II, Putnam Equity Fund 98, Putnam Equity Fund 2000, Putnam International Fund 2000, Putnam Latin America Fund and Putnam Technology Fund

(a) 1.00% of the first $500 million of the average net asset value of each series;
(b) 0.90% of the next $500 million of such average net asset value;
(c) 0.85% of the next $500 million of such average net asset value;
(d) 0.80% of the next $5 billion of such average net asset value;
(e) 0.775% of the next $5 billion of such average net asset value;
(f) 0.755% of the next $5 billion of such average net asset value;
(g) 0.74% of the next $5 billion of such average net asset value; and
(h) 0.73% of any excess thereafter.

Putnam International Core Fund

(a) 1.00% of the first $500 million of the average net asset value of each series;
(b) 0.90% of the next $500 million of such average net asset value;
(c) 0.85% of the next $500 million of such average net asset value;
(d) 0.80% of the next $5 billion of such average net asset value;
(e) 0.775% of the next $5 billion of such average net asset value;
(f) 0.755% of the next $5 billion of such average net asset value;
(g) 0.74% of the next $5 billion of such average net asset value;
(h) 0.73% of the next $5 billion of such average net asset value;
(i) 0.72% of the next $5 billion of such average net asset value;
(j) 0.71% of the next $5 billion of such average net asset value;
(k) 0.70% of the next $5 billion of such average net asset value;
(l) 0.69% of the next $5 billion of such average net asset value;
(m) 0.68% of the next $8.5 billion of such average net asset value; and
(n) 0.67% of any excess thereafter.

Putnam Growth Fund, Putnam High Yield Trust II, Putnam New Century Growth Fund and Putnam U.S. Core Fund

(a) 0.70% of the first $500 million of the average net asset value of each series;
(b) 0.60% of the next $500 million of such average net asset value;
(c) 0.55% of the next $500 million of such average net asset value;
(d) 0.50% of the next $5 billion of such average net asset value;
(e) 0.475% of the next $5 billion of such average net asset value;
(f) 0.455% of the next $5 billion of such average net asset value;
(g) 0.44% of the next $5 billion of such average net asset value; and
(h) 0.43% of any excess thereafter.

Putnam Financial Services Fund

(a) 0.70% of the first $500 million of the average net asset value of each series;
(b) 0.60% of the next $500 million of such average net asset value;
(c) 0.55% of the next $500 million of such average net asset value;
(d) 0.50% of the next $5 billion of such average net asset value;
(e) 0.475% of the next $5 billion of such average net asset value;
(f) 0.455% of the next $5 billion of such average net asset value;
(g) 0.44% of the next $5 billion of such average net asset value;
(h) 0.43% of the next $5 billion of such average net asset value;
(i) 0.42% of the next $5 billion of such average net asset value;
(j) 0.41% of the next $5 billion of such average net asset value;
(k) 0.40% of the next $5 billion of such average net asset value;
(l) 0.39% of the next $5 billion of such average net asset value;
(m) 0.38% of the next $8.5 billion of such average net asset value; and
(n) 0.37% of any excess thereafter.

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such quarter or month as the case may be, at the close of business on each business day during such quarter or month while this Contract is in effect. Such fee shall be payable for each fiscal quarter or month within 30 days after the close of such quarter or within 15 days after the close of such month (except for Putnam Equity Fund 2000, which will be payable for each fiscal month within 30 days after the close of such month) and shall commence accruing as of the date of the initial issuance of shares of the Fund to the public.

The fees payable by the Fund to the Manager pursuant to this Section 3 shall be reduced by any commissions, fees, brokerage or similar payments received by the Manager or any affiliated person of the Manager in connection with the purchase and sale of portfolio investments of the Fund, less any direct expenses approved by the Trustees incurred by the Manager or any affiliated person of the Manager in connection with obtaining such payments.

In the event that expenses of the Fund or any series of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund or such series are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of excess by a reduction or refund thereof. In the event that the expenses of the Fund or any series of the Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of the Fund or such series to the extent required by the terms and conditions of such expense limitation.

If the Manager shall serve for less than the whole of a quarter or month, the foregoing compensation shall be prorated.

4. ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended as to any series of the Fund unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of such series, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager.

5. EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect as to a particular series continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Either party hereto may at any time terminate this Contract as to any series by not more than sixty days' nor less than thirty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b) If (i) the Trustees of the Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of such series, and (ii) a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract with respect to such series, then this Contract shall automatically terminate with respect to such series at the close of business on the second anniversary of its execution with respect to such series, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the relevant series.

Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6. CERTAIN DEFINITIONS.

For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of a series means the affirmative vote, at a duly called and held meeting of shareholders of such series, (a) of the holders of 67% or more of the shares of such series present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such series entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of such series entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms "affiliated person", "control", "interested person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the Rules and Regulations thereunder (the "1940 Act"), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act, and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7. NON-LIABILITY OF MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8. LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant series of the Fund.

IN WITNESS WHEREOF, PUTNAM FUNDS TRUST and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.


                          PUTNAM FUNDS TRUST

                             /s/ Charles E. Porter
                          By:-----------------------
                             Charles E. Porter
                             Executive Vice President

                          PUTNAM INVESTMENT MANAGEMENT, LLC

                             /s/ Gordon H. Silver
                          By:-----------------------
                             Gordon H. Silver
                             Senior Managing Director